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                                                                   EXHIBIT 10.16

                          HILLENBRAND INDUSTRIES, INC.
                       STOCK AWARD IN LIEU OF PERQUISITES
                           (EFFECTIVE _______, 200__)

                           1. Purpose. The purpose of the Hillenbrand
Industries, Inc. Stock Award (hereinafter called the "Award") is to promote profitability and growth of Hillenbrand Industries, Inc. (the "Company") by offering an incentive payable in Company common stock to _____________ ("Employee") who contributes to such profitability and growth.

                           2. Amount of Award. The Company shall cause an
account to be established in the name of the Employee ("Deferred Stock Account") which shall be assumed to be invested in _______ (________) shares of common stock, no par value of the Company ("Common Stock"). No actual shares of Common Stock shall be held in the Deferred Stock Account, and the number of shares of Common Stock maintained in the Deferred Stock Account ("Deferred Stock") shall be a book entry which states the number of shares of Common Stock the Employee would have a right to receive in accordance with the terms of this Award. Any cash dividend paid on Common Stock by the Company while the Deferred Stock Account exists will be assumed to be paid on the Deferred Stock in the Deferred Stock Account and shall be assumed to be reinvested in Common Stock on the date of such dividend payment, thereby increasing the number of shares of Deferred Stock maintained in the Deferred Stock Account. Any stock dividends, stock splits and other similar rights inuring to Common Stock shall also be assumed to inure to the Deferred Stock, which may increase or decrease the number of shares of Deferred Stock in the Deferred Stock Account.

If Employee's employment with the Company or any of its Subsidiaries (as defined in the Plan) continues uninterrupted from the effective date of this Award through the day after the first anniversary of such effective date, the percentage as set forth below of the Deferred Stock maintained in the Deferred Stock Account, shall be non-forfeitable ("Vested Deferred Stock"), and the Company shall, subject to his election to defer receipt, deliver to him shares of Common Stock equal in number to the number of shares of Deferred Stock which became Vested Deferred Stock on the day after such first anniversary date as follows:

    The day after the first anniversary date of the          100% of the nonvested Deferred Stock in
    effective date of this Award                             the Deferred Stock Account

Any Deferred Stock maintained in the Deferred Stock Account which is not Vested Deferred Stock shall, upon the Employee's termination of employment shall be forfeited by Employee without the payment of any consideration or further consideration by the Company, and neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in such forfeited Deferred Stock. Any fractional shares of Vested Deferred Stock shall be rounded up to the next whole share of Vested Deferred Stock.




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Notwithstanding the schedule set forth above, Deferred Stock maintained in the
Deferred Stock Account shall become Vested Deferred Stock upon (A) the occurrence of any one of the following events after the day after the first anniversary date of the effective date of this Award: (i) termination of Employee's employment with the Company, one of its Subsidiaries (as defined in the Plan) or one of their respective divisions by reason of retirement after attaining age fifty-five (55) and completion of five (5) years of employment, or
(ii) termination of Employee's employment with the Company, one of its Subsidiaries or one of their respective divisions by reason of disability, as determined by the Compensation and Management Development Committee of the Company's Board of Directors (the "Committee"), or death, or (B) the occurrence of (i) a Change in Control (as defined in Section 14.2 of the Plan),or (ii) a sale, transfer or disposition of substantially all of the assets or capital stock of a Subsidiary (as defined in the Plan) or division of the Company or one of its Subsidiaries for whom the Employee is employed at the time of such sale. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and/or any of its Subsidiaries shall not be considered terminations of employment. For purposes of this Agreement and the Plan, the Committee shall have absolute discretion to determine the date and circumstances of termination of Employee's employment, and its determination shall be final, conclusive and binding upon Employee.

The shares of Common Stock delivered to the Employee shall be from shares held by the Company as treasury stock or from shares of Common Stock acquired by the Company in the open market. Subject to the Employee's election to defer, all shares of Common Stock to be delivered to the Employee shall be delivered as soon as administratively possible after the day after the corresponding anniversary date or as soon as administratively possible after the Employee's termination of employment or after the occurrence of the events described in clauses (B) (i) and (ii) in the immediate foregoing paragraph of this Section.

                           3. Administration of the Award. The Committee shall
administer the Award. The Committee shall have complete and full discretion in the administration and interpretation of the terms of the Award.

                           4. Right to Defer Payment of Award.

                           (a) Election to Defer Award. The Employee may elect
to defer payment of the Award otherwise due on the first anniversary date set forth in Section 2 by completing a written election and delivering such election to the Company at least sixty (60) days prior to such first anniversary date; provided however, that the completion of such written election and the delivery of such election may be at an earlier date as determined by the Committee or required by law to insure the validity of such deferral. At the end of the deferral period elected by the Employee (or within a certain period of time after the last day of the deferral period as determined by the Committee or required by law to insure the validity of the deferral) or, if earlier, within sixty (60) calendar days of the date on which the Employee's employment is terminated, the Company, consistent with Section 2 and subject to Section 6, 7 and 8 shall deliver to the Employee shares of Common Stock equal in number to the number of Vested Deferred Stock held in the Employee's Deferred Stock Account.



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                           (b) Financial Hardship. A withdrawal from the
Employee's Deferred Stock Account of Vested Deferred Stock shall be permitted prior to the termination of the deferral period in the event that the Employee experience serious financial hardship which is beyond the Employee's control and which would cause the Employee a severe hardship if such withdrawal were not permitted. Serious financial hardship may be incurring a disability or unexpected and unreimbursed major expenses resulting from illness or accident or impending bankruptcy. The Employee must apply to the Committee for a serious financial hardship withdrawal and demonstrate that the circumstances being experienced were not under the Employee's control and constitute a real emergency which is likely to cause great financial hardship. The Committee shall have the authority to require such medical or other evidence as it may need to determine the necessity for the Employee's withdrawal request. If such application for withdrawal is permitted, the amount of such withdrawal shall be limited to an amount of the Employee's Vested Deferred Stock which would have been payable if the Employee's employment with the Company was terminated. If the Employee makes a withdrawal, the amount of the Employee's Deferred Stock Account under this Award shall be proportionately reduced to reflect the withdrawal. Also, the withholding requirements described in Section 7 shall also be effected before the withdrawal.

                           5. No Rights as Stockholder. Employee shall have no
rights as a stockholder with respect to any shares of Common Stock covered by this Award until shares of Common Stock are delivered to the Employee pursuant to the last paragraph in Section 2 and Section 4. Until such time, Employee shall not be entitled to dividends (except where the Employee's Deferred Stock Account is adjusted pursuant to the first paragraph of Section 2) or to vote at meetings of the stockholders of the Company.

                           6. Compliance With Securities Laws. Prior to the
receipt of any certificates for shares of Common Stock pursuant to this Award, Employee (or Employee's beneficiary or legal representative upon Employee's death or disability) shall enter into such additional written representations, warranties and Awards as the Company may reasonably request in order to comply with applicable securities laws or with this Award.

                           7. Stock Ownership Guidelines. Employee (or
Employee's beneficiary or legal representative upon the Employee's death or disability) shall be bound by the "Stock Ownership Guidelines" of the Company as may be in effect from time to time.

                           8. Withholding. Any payment of Common Stock under
this Award shall be subject to applicable federal and state withholding requirements. Hence, unless the Employee delivers a check to the Company equal to the required withholding, the number of shares distributed shall be reduced to meet the Employee's applicable withholding requirements.

                           9. Designation of Beneficiary. The Employee shall be
permitted to provide to the Committee a beneficiary designation for receipt of his or her Award after death. If the Employee fails to designate a beneficiary, or if the designated beneficiary predeceases the Employee, the Award shall be paid to the deceased Employee's spouse, if living, or if such spouse is not living, to the deceased Employee's estate.


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                           10. Adjustments. If there is a change in the
outstanding shares of the Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change occurring after the effective date of this Award, the Committee shall adjust the number of shares of Common Stock subject to the Award to reflect the change, and such adjustment shall be conclusive and binding upon the Employee and the Company.

                           11. Non-Transferability.

                                    (a) The Deferred Stock, the Deferred Stock
Account and the Vested Deferred Stock may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by a voluntary act of the Employee or any agent of the Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company, its successors or any agent thereof.

                                    (b) No amounts payable under the Award shall
be transferable by the Employee other than by his designation of a beneficiary pursuant to Section 9. The amounts payable under the Award shall be exempt from the claims of creditors of the Employee and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

                           12. Amendments to Award. The Award may only be
modified upon the mutual agreement of the Company and the Employee.

                           13. Source of Benefit Payments. The payment of the
Award to the Employee shall be paid solely from the general assets of the Company. Until the actual delivery of the shares of Common Stock, the Employee shall not have any interest in any specific assets of the Company, including shares of Common Stock, under the terms of the Award. The Award shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind, or a fiduciary relationship between the Employee and the Company. Until such time of payment, no shares of the Common Stock shall be set aside by the Company for the Award.

                           14. Successors and Assigns.

                                    (a) This Award is personal to the Employee
and without the prior written consent of the Company shall not be assignable by the Employee except by will or the laws of descent and distribution. This Award shall inure to the benefit of and be enforceable by the Employee's guardian and legal representatives.

                                    (b) This Award shall inure to the benefit of
and be binding upon the Company and its successors and assigns.

                                    (c) The Company shall require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the


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business and/or assets of the Company to assume expressly and agree to perform this Award in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                           15. Award Subject to Plan. This Award is subject to
the terms of the Hillenbrand Industries, Inc. Stock Incentive Plan ("Plan"). The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference. In the event of a conflict between any terms and provisions contained herein and the terms or provisions of the Plan, the applicable terms or provisions of the Plan will govern and prevail.

                           16. Governing Law. This Award shall be governed by
and construed in accordance with the internal laws of the State of Indiana without reference to principles of conflict of laws. The captions of this Award are not part of the provisions hereof and shall have no force or effect. This Award may not be amended or modified except by a written Award executed by the parties hereto or their respective successors and legal representatives.

                           17. Severability. The invalidity or unenforceability
of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award.

                           18. No Waiver. The failure of the Employee or the
Company to insist upon strict compliance with any provision of this Award or the failure to assert any right the Employee or the Company may have under this Award shall not be deemed to be a waiver of such provision or right or any other provision or right of this Award.

                           19. Entire Award. The Employee and the Company
acknowledge that this Award supersedes any prior agreement between the parties with respect to the subject matter of this Award.

                           20. Counterparts. This Award may be executed in
counterparts, which together shall constitute one and the same original.

Effective Date:  _________, ______

                                       HILLENBRAND INDUSTRIES, INC.


                                       By: ____________________________________
                                       Frederick W. Rockwood, President and
                                       Chief Employee Officer



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